Exhibit 10.3

IMMUNOMEDICS LETTERHEAD

Sept. 3, 2013

BY HAND DELIVERY

Gerard G. Gorman

[ADDRESS]

Re:	Separation from Employment

Dear Gerard:

This letter (“Agreement”) sets forth the agreement reached concerning the termination of your employment with Immunomedics, Inc. For purposes of this Agreement, Immunomedics, Inc., a Delaware corporation, together with its current and former parents, subsidiaries and affiliated entities, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities, will be referred to collectively as the “Company.”

1. Status as of Termination Date.

a. Termination of Employment. You have been employed on an at will basis by the Company since September 10, 2001, and most recently served as its Chief Financial Officer. We have agreed that your employment will terminate as of the close of business on September 3, 2013 (the “Termination Date”). You will receive your salary, less applicable withholdings and deductions, through that date. The Company will also provide you with a lump-sum payment, less applicable withholdings and deductions, which represents the value of your accrued unused vacation, if any. You acknowledge and agree that your employment with the Company ends for all purposes on the Termination Date. You further agree to take all necessary steps to resign from any position as an officer or director you may hold with the Company effective as of the Termination Date.

b. Benefits Cessation. Your entitlement to medical, dental and life insurance benefits shall terminate as of October 31, 2013, except as otherwise required by law. The Company will provide information about your rights to benefit continuation under COBRA under separate cover. Except with respect to benefits accrued as of the Termination Date, your participation in the Company’s tax-qualified retirement plan shall terminate as of the Termination Date. All of your rights and benefits under that certain Amended and Restated Change of Control and Severance Agreement entered into between the Company and you (the “Change of Control Agreement”) shall terminate as of the Termination Date.

c. Reimbursement of Business Expenses. The Company will reimburse you for reasonable business expenses incurred through the Termination Date on behalf of the Company, in accordance with its standard policies and procedures, and supported by adequate documentation. You agree to submit all outstanding requests for reimbursement no later than two (2) weeks after the Termination Date.

d. Acknowledgment of Payment of Wages. You represent, warrant and acknowledge that the Company owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than as specifically provided for in this Agreement.

e. Consulting Agreement. Immediately following the Termination Date, the Company will engage your services on a consulting basis pursuant to the terms and conditions set forth in the attached Consulting Agreement (“Consulting Agreement”).

f. Directors’ and Officers’ Liability Coverage. You shall remain covered under the Company’s Directors’ and Officers’ Liability Insurance Policy through the Termination Date. In addition, the Company agrees to indemnify you to the fullest extent allowed by applicable law and the Company’s by-laws for acts conducted within the course and scope of the good faith performance of your duties as a director or officer of the Company consistent with the manner and extent to which it has indemnified other officers and directors.

g. Treatment of Outstanding Options. Except as otherwise provided herein or in the Consulting Agreement, nothing in this Agreement will waive or alter your right or ability to exercise your outstanding stock options (“Outstanding Options”), which will be governed by the terms and conditions of the applicable stock option agreement. All Outstanding Options and Restricted Stock Units will continue to vest during the Term of the Consulting Agreement (defined therein).

2. Consideration. In consideration for signing this Agreement and not revoking it in accordance with its terms, and in exchange for the promises, covenants and waivers set forth herein, which you acknowledge constitutes good and valuable consideration, the Company will provide you with the following to which you would not otherwise have been entitled to receive absent entering into this Agreement (the “Severance Benefits”):

a. Severance Pay. The Company will pay you a total gross payment of $162,413.25, which is the equivalent of 26 weeks of base salary continuation, less applicable withholdings and deductions (“Severance Pay”). The Severance Pay will be made in approximately equal installments over the 3 month period commencing on the first regularly scheduled payroll which is at least ten (10) business days following the Effective Date of this Agreement (defined below) and will be paid in accordance with the Company’s normal payroll cycle.

3. General Release of All Claims and Interpretation of Broadest Scope.

a. General Release. In exchange for the Severance Benefits described in Section 2, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents, estate, heirs, successors and assigns (“You”), absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company, including its direct and indirect parents, subsidiaries, affiliates and related companies, partnerships, predecessors and assigns, together with their respective officers, directors, partners, shareholders, employees, insurers, attorneys, agents and representatives (hereafter referred to as the “Released Parties”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the Effective Date of this Agreement (the “Claims”). This general release includes, without limitation, any and all Claims arising out of or in connection with:

i. your employment, consulting relationship, change in consulting status, change in employment status, and/or termination of employment with the Company;

ii. any federal, state or local law, constitution or regulation, or applicable common law, regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination In Employment Act of 1967, as amended by the Older Workers Protection Act of 1990 (29 U.S.C. §§ 621 et seq.); the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Genetic Information Non-Discrimination Act, the Consolidated Omnibus Budget Reconciliation Act, as amended; and laws relating to workers compensation, family and medical leave, discrimination on the basis of race, color, age, religion, creed, sex, sex harassment, sexual orientation, marital status, pregnancy, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, use of tobacco products outside course of employment, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

iii. any New Jersey state or local law respecting employment or termination of employment, whether arising under statute or common law, including but not limited to, the New Jersey Family Leave Act, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Home Work Law and the New Jersey Industrial Home Work Law, the New Jersey Equal Pay Act, the New Jersey Occupational Safety

and Health Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Temporary Disability Benefits Law, the New Jersey Family Insurance Law, all as amended, and New Jersey laws regulating disability benefits;

iv. breach of contract (express or implied), breach of the implied covenant of good faith and fair dealing or quantum meruit;

v. wrongful termination, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy; and

vi. any other tort, statutory or common law cause of action. This release is intended by You to be all encompassing and a full and total release of any Claims, whether specifically enumerated herein or not, that You may have or have had against the Released Parties up to the date You execute this Agreement. You further agree to release and discharge the Released Parties from any and all claims which might be made by any other person or organization on your behalf and You specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to this Section 3.

b. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f) of the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”).

i. Because you are 40 years of age or older, you hereby may have specific rights and/or claims under ADEA, and you agree and understand that: (i) in consideration for the Severance Benefits described in Section 2, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed; (ii) rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you; (iii) by this Agreement, you have been advised in writing of your right to consult with your counsel of choice prior to executing this Agreement, that you have consulted with such counsel as you deemed necessary and appropriate; (iv) that you have been given twenty-one (21) days to review this Agreement and consider its terms before signing it (although you may elect not to use the full 21-day period at your option, but that changes to this Agreement, material or otherwise, do not extend the 21-day period); and (v) you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel; (vi) you have carefully read and fully understand all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Immunomedics or its representatives with the exception of those promises contained in this document.

ii. You may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the day the seven (7) day revocation period has expired. For such a revocation to be effective, it must be delivered so that the Company will receive it at or before the expiration of the seven (7) day revocation period. Any revocation must be in writing and received by the Company by 5:00 p.m. on or before the seventh day after this Agreement is executed by you, directed to the attention of the signatory of this Agreement on behalf of the Company. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). In the event you revoke this Agreement prior to the Effective Date, you will not be entitled to receive any of the Severance Benefits provided for above.

c. Change of Control Agreement. All rights and benefits under the Change of Control Agreement are expressly released and waived.

d. Interpretation: The foregoing release-of-claims provisions set forth in this Sections 3 shall be given the broadest possible interpretation permitted by law. The enumeration of specific claims or statutes therein shall not be interpreted to exclude any other claims not specifically enumerated therein.

e. Exclusions from General Release: Notwithstanding the broad scope of this general release, this release does not release:

i. any claims or rights that cannot be waived by law, including your right to file a charge with an administrative agency, including the EEOC, or assist or participate in any agency investigation, hearing or proceeding. You, however, are waiving your right to recover money in connection with any such agency charge or investigation, hearing or proceeding. You also are waiving your right to recover any money in connection with a charge filed by any other individual or individuals, or by the EEOC or any other federal or state agency, on your behalf;

ii. your right to exercise the Outstanding Options, to the extent they are or become vested and exercisable, according to the terms of the applicable option agreements (or as otherwise amended by this Agreement or the Consulting Agreement); or

iii. your right to seek coverage under any applicable Directors’ and Officers’ Liability Insurance Policy for acts committed in the good faith performance of your duties and responsibilities as a director or officer of the Company prior to the Termination Date.

4. No Lawsuits or Claims Filed. You represent and agree that you have not filed any lawsuits or arbitrations against the Company, or filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law. In connection with any matter involving or concerning any governmental regulatory, or enforcement authority or agency, you represent that you are not aware of any factual or legal basis for any legitimate claim that the Company is in violation of any international, federal, state or local law, rule or regulation.

5. No Admission. This Agreement may not be cited as, and does not constitute, an admission by the Company of any violation of any law, rule, regulation or legal obligation in connection with any aspect of your employment or termination of employment with the Company.

6. Non-Disparagement. Neither party will disparage or criticize the other party or issue any communication, written or otherwise, including but not limited to electronic communications or internet postings of any kind, that reflects adversely on or encourages any adverse action against such other party, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

7. Confidentiality and Return of Company Information. Except as reasonably required in the course and scope of the performance of your duties as a consultant pursuant to the Consulting Agreement and during its Term (as defined therein), you agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with your employment by or performance of services on behalf of the Company which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Such information includes, without limitation, Company client lists, trade secrets, any confidential information about (or provided by) any client or prospective or former client of the Company, information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by the Company or current or prospective transactions or business of the Company and any “inside information.” You hereby agree that immediately upon the conclusion of the Term of the Consulting Agreement or such extended Term agreed to by the parties, or upon request by the Company, you will deliver to the Company and will not retain copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment or consulting engagement with the Company which contain or refer to any such proprietary or confidential information. You further confirm that you will deliver to the Company at that time any and all property and equipment of the Company, including laptop computers, etc., which may have been in your possession.

8. Confidentiality of Agreement. You agree not to disclose the terms, contents or execution of this Agreement, or the facts and circumstances underlying this Agreement, except in the following circumstances: (i) you may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement; (ii) you may disclose the terms of this Agreement to your tax advisors, so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement, taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, or your legal counsel; and (iii) pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement.

9. Notice of Subpoena or Service. Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within paragraphs 6, 7 or 8 of this Agreement, you or your attorney shall immediately notify the Company of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of the Company via overnight delivery (at the Company’s expense) a copy of the documents that have been served upon you.

10. Cooperation. You agree that you will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse you for your reasonable expenses incurred in connection with any such efforts. The per diem compensation terms of the Consulting Agreement shall apply to services provided in connection with such efforts.

11. Entire Agreement. This Agreement, together with the Consulting Agreement referenced herein, constitutes the entire agreement between the Company and you, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between the Company and you, including, for the avoidance of doubt, the Change of Control Agreement. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.

12. Successors and Assigns. This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives, and inures to the benefit of the successors and assigns of the Company.

13. Severability. If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties. However, the illegality or unenforceability of any such provision shall have no effect upon and shall not impair the enforceability of the release language set forth in paragraph 3 provided that, upon a finding by a court of competent jurisdiction that the release language in paragraph 3 is unenforceable, the Company shall rewrite paragraph 3 to cure the defect and you shall re-execute the release upon request and you shall not be entitled to any additional monies, benefits, and/or compensation.

14. Acknowledgements. This Agreement has been reached by mutual and purely voluntary agreement of the parties, and the parties by their respective signatures indicate their full agreement with, and understanding of, its terms. You affirm that you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms. You acknowledge that you have been given a reasonable period of time to consider this Agreement, that you have freely, knowingly and voluntarily decided to accept these benefits, and that this Agreement has binding legal effect.

15. No Oral Modifications/Choice of Law and Venue/Waiver of Jury Trial. This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement is entered into in the State of New Jersey, and the laws of the State of New Jersey will apply to any dispute concerning it, excluding the conflict-of-law principles thereof. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New Jersey and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such State. Any claims or legal actions by one party against the other arising out of or in connection with this Agreement and shall be commenced and maintained in any state or federal court located in New Jersey, and you hereby submit to the jurisdiction and venue of any such court. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. 409A Compliance. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409(a)(1)(B) of the Code. If the Company determines in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, your “separation from service” as defined in Section 409A. With respect to any reimbursement of expenses of or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

17. Counterparts/PDF. This Agreement may be executed and delivered (including by facsimile or electronic transmission of PDF file) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

You must sign and return this Agreement to the Company no later than 5:00 p.m. on the 21st day following receipt of this document or irrevocably lose the opportunity to receive the consideration detailed herein. You received this Agreement on September 3, 2013.

We wish you all the best in your future endeavors.

IMMUNOMEDICS, INC.

Date: 9/3/2013	By:	/s/ Cynthia L. Sullivan
	Name:	Cynthia L. Sullivan
	Title:	President and CEO

ACCEPTED AND AGREED TO:

EMPLOYEE

Date: 9/3/2013	/s/ GERARD G. GORMAN
GERARD G. GORMAN